Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

YS Biopharma Co., Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary Shares	Rule 457(c)	24,130,762	$1.545	(2)	$37,282,027.29	(2)	0.00011020	$4,108.48
			Total Offering Amounts				$37,282,027.29			$4,108.48
			Total Fees Previously Paid							$0
			Net Fee Due							$4,108.48

(1)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.

(2)

Based on the average of the high ($1.60) and low ($1.49) price of YS Biopharma Ordinary Shares on the Nasdaq Capital Market on April 11, 2023, which is within five business days prior to the date of the first public filing of the registration statement on Form F-1.